EXHIBIT 5(ii)(B)


INTERNAL REVENUE SERVICE         DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P. O. BOX 1055
ATLANTA,  GA  30370              Employer Identification Numbers:
                                      43-0168840
Date:  AUG 24, 1996              File Folder Number:
                                      710000172
BALDOR ELECTRIC COMPANY          Person to Contact:
C/O RUTH STREIT OR PAUL G.            RAMONA BROOKS
GRIESEME                         Contact Telephone Number:
720 OLIVE STREET, 24TH FLOOR          (404) 331-4103
ST. LOUIS, MO 63101              Plan Name:
                                      BALDOR ELECTRIC COMPANY
                                      EMPLOYEES' PROFIT SHARING
                                      AND SAVINGS PLAN
                                 Plan Number:     001

Dear Applicant:

We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination is subject to your adoption of the proposed amendments submitted in your letter dated 12/28/94. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

This determination is also subject to your adoption of the proposed amendments submitted in your letter(s) dated 8/18/95. These proposed amendments should also be adopted on or before the date prescribed by the regulations under Code Section 401(b).

This determination letter does not apply to the merger, consolidation, or transfer of assets or liabilities of a plan described in Code section 6053(a) to, or with, another plan.

This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 401(b) of the Code.

This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

We have sent a copy of this letter to your representative as indicated in the power of attorney.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                   Sincerely yours,

                   /s/Nelson A. Brooke

                   Nelson A. Brooke
                   District Director

Enclosures:
Publication 794